EXHIBIT 99.1

CFSB BANCORP, INC.
ANNOUNCES ADOPTION OF REPURCHASE PROGRAM

QUINCY, MASSACHUSETTS, APRIL 5, 2024 – CFSB Bancorp, Inc. (the “Company”) (Nasdaq: CFSB), the holding company for Colonial Federal Savings Bank, announced it has adopted a program to repurchase up to 152,287 shares of its common stock, which is approximately 5% of its outstanding common stock (excluding shares held by 15 Beach, MHC).  This is the Company’s first stock repurchase program since completing its mutual holding company reorganization and related stock offering in January 2022.

Repurchases are expected to commence after the Company publicly releases its results of operations for the period ended March 31, 2024.  Shares may be repurchased in open market or private transactions or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.

The timing and amount of any repurchases will depend on a number of factors, including the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  Open market purchases will be made in accordance with Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.  The Company is not obligated to repurchase any particular number of shares or any shares in any specific time period.

About CFSB Bancorp, Inc. and Colonial Federal Savings Bank

CFSB Bancorp, Inc. is the stock holding company for Colonial Federal Savings Bank as a result of the completion of the reorganization of Colonial Federal Savings Bank into the mutual holding company structure and related stock offering. Colonial Federal Savings Bank was founded in 1889 and currently operates three full-service banking offices and one limited-service banking office in Norfolk County, Massachusetts.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and Colonial Federal Savings Bank.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  The following factors, among others, could cause actual results to differ materially from the anticipated results expressed in the forward-looking statements: increased competitive pressures; changes in the interest rate environment; general economic conditions or conditions within the securities markets; changes in demand for our products and services; the effects of the COVID-19 pandemic or the government actions taken in response thereto; and legislative, accounting and regulatory changes that could adversely affect the Company’s financial condition and results of operations and the business in which the Company and the Bank are engaged.  Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet website (www.sec.gov).

Accordingly, you should not place undue reliance on forward-looking statements. CFSB Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

Contact:
Michael E. McFarland
President and Chief Executive Officer
Colonial Federal Savings Bank
(617) 471-0750